Exhibit 2.1

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

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                                                   Chapter 11
In re:
                                                   Case No. 05-11910 (MFW)
14605 INCORPORATED
(f/k/a Pharmaceutical Formulations, Inc.),

                                   Debtor.

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            DEBTOR'S FIRST AMENDED CHAPTER 11 PLAN OF REORGANIZATION

                                     YOUNG CONAWAY STARGATT & TAYLOR, LLP
                                     Michael R. Nestor (No. 3526)
                                     Matthew B. Lunn (No. 4119)
                                     Donald J. Bowman, Jr. (No. 4383)
                                     The Brandywine Building
                                     1000 West Street, 17th Floor
                                     Wilmington, Delaware 19801
                                     (302) 571-6600

                                     Counsel for Debtor and Debtor in Possession

Dated: January 12, 2006
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                                  INTRODUCTION

            14605 Incorporated (f/k/a Pharmaceutical Formulations, Inc.), the above-captioned debtor and debtor in possession ("PFI" or the "Debtor"), hereby proposes this First Amended Chapter 11 Plan of Reorganization pursuant to section 1121 of the Bankruptcy Code. Reference is made to the Disclosure Statement(1) for risk factors and a summary and analysis of the Plan and certain related matters. The Debtor is the proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code.

            Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in Article XII of this Plan, the Debtor expressly reserves the right to alter, amend or modify this Plan, one or more times, before its substantial consummation.

                                   ARTICLE I.

                                   DEFINITIONS

            1.1 Scope of Definitions. As used in this Plan, the following terms shall have the respective meanings specified below. Whenever the context requires, such terms shall include the plural as well as the singular number, the masculine gender shall include the feminine and the feminine gender shall include the masculine.

            1.2 "Accrued" shall mean an expense incurred but not yet billed for nor paid.

            1.3 "Administrative Claim" shall mean a Claim under sections 503(b) and 1114(e)(2) of the Bankruptcy Code that is entitled to priority under section 507(a)(1) of the Bankruptcy Code, for costs or expenses of administration of the Chapter 11 Case including, without limitation, any actual and necessary expenses of operating the business of the Debtor or preserving the estate incurred after the Petition Date, and any and all fees and expenses of Professionals Filed under sections 330, 331 or 503 of the Bankruptcy Code.

            1.4 "Administrative Claims Bar Date" shall have the meaning set forth in section 2.3 of the Plan.

            1.5 "Administrative Claims Reserve" shall have the meaning set forth in section 8.2(a) of the Plan.

            1.6 "Allowed Claim" or "Allowed [ ] Claim" shall mean: (a) any Claim, proof of which is/was filed with this Bankruptcy Court or the Debtor's court-appointed claims agent on or before the date designated by the Bankruptcy Court as the last date(s) for filing proofs of claim with respect to such Claim, or which has been or hereafter is scheduled by the Debtor as liquidated in amount and not disputed or contingent and which, in either case, is a Claim as to which no objection to the allowance thereof has been filed within the applicable period of limitation (if any) for objection to Claims fixed by the Bankruptcy Court, or as to which any objection has been determined by an order or judgment of the Bankruptcy Court (allowing such Claim in whole or in part) that is no longer subject to appeal or certiorari

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(1) All capitalized terms not defined in this introduction shall have the meanings set forth in Article I of this Plan.


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proceedings, and as to which no appeal or certiorari proceeding is pending; (b)
a Claim that is allowed (i) in any contract, instrument, or other agreement entered into in connection with the Plan, (ii) in a Final Order or (iii) pursuant to the terms of the Plan; or (c) a request for payment of an Administrative Claim, which is made before the Administrative Claims Bar Date, or otherwise has been deemed timely asserted under applicable law, and is an Administrative Claim as to which no objection to allowance thereof has been filed within the applicable deadline pursuant to sections 2.3 of the Plan. Except as otherwise provided herein with respect to the Prepetition Lender's Claim and ICC's Secured Claim, if any, each of which are allowed pursuant to this Plan and the Confirmation Order, in accordance with section 502(d) of the Bankruptcy Code, a Claim held by any party that is subject to an Avoidance Action shall not be an Allowed Claim until such time as a final determination is made by the Bankruptcy Court on the Avoidance Action.

            1.7 "Asset Purchase and Sale Agreement" shall mean the Asset Purchase and Sale Agreement by and between Leiner Health Products L.L.C. and Pharmaceutical Formulations, Inc., dated as of July 8, 2005, as amended by Amended and Restated Asset Purchase and Sale Agreement by and between Leiner Health Products L.L.C. and Pharmaceutical Formulations, Inc. dated as of September 9, 2005.

            1.8 "Assumed Leiner Payables" shall mean the obligations relating to the trade payables, as identified on Exhibit B to the Sale Order and Exhibit 2 to the Disclosure Statement, assumed by Leiner pursuant to the Asset Purchase and Sale Agreement in the approximate amount of $5,300,000.

            1.9 "Avoidance Actions" shall mean any and all claims and causes of action of the Debtor as of the Effective Date, arising under the Bankruptcy Code, including, without limitation, sections 544, 545, 547, 548, 549 and 550 thereof, but not including any claim or cause of action against the Professionals.

            1.10 "Ballot" shall mean the form or forms that will be distributed along with the Disclosure Statement to holders of Allowed Claims in classes that are Impaired under the Plan and entitled to vote, which the holders of Impaired Claims may use to vote to accept or reject the Plan.

            1.11 "Bankruptcy Code" shall mean the Bankruptcy Reform Act of 1978, 11 U.S.C. ss.ss. 101 et. seq., as now in effect or hereafter amended.

            1.12 "Bankruptcy Court" shall mean the United States Bankruptcy Court for the District of Delaware or such other court as may hereafter be granted jurisdiction over the Chapter 11 Case.

            1.13 "Bankruptcy Rules" shall mean the Federal Rules of Bankruptcy Procedure effective August 1, 1996 in accordance with the provisions of 28 U.S.C. ss. 2075, and the local rules of the Bankruptcy Court, as now in effect or hereafter amended.

            1.14 "Business Day" shall mean any day other than a Saturday, Sunday or legal holiday as such term is defined in Bankruptcy Rule 9006.

            1.15 "Buhler Note" shall mean the Promissory Note dated as of May 15, 2003 by and between Frank X. Buhler and the Debtor.


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            1.16 "Buhler Secured Claim" shall mean the Allowed Secured Claim of
Frank X. Buhler arising from the Buhler Note.

            1.17 "Cash" shall mean cash and cash equivalents, including, but not limited to, wire transfers, checks and other readily marketable direct obligations of the United States of America and certificates of deposit issued by banks.

            1.18 "Chapter 11 Case" shall mean the above-captioned chapter 11 case pending for the Debtor.

            1.19 "CIT" shall mean The CIT Group/Business Credit Inc.

            1.20 "CIT DIP Claim" shall mean the Allowed Claim of CIT in respect of the obligations of the Debtor arising under the Final CIT DIP Order.

            1.21 "Claim" shall mean a claim against the Debtor, whether or not asserted, as defined in section 101(5) of the Bankruptcy Code, or any portion thereof.

            1.22 "Class" shall mean a category of holders of Claims or Interests, which are substantially similar in nature to each other, as classified pursuant to Article III of the Plan.

            1.23 "Class 10 Pool" shall mean the sum of $700,000 to be used to satisfy Allowed Class 10 General Unsecured Claims.

            1.24 "Class 10 Pool Escrow" shall mean the escrow established by ICC in the amount of $700,000 for the purpose of making distributions to holders of Allowed Class 10 General Unsecured Claims.

            1.25 "Class 12 Interests" shall mean the Interests of the Debtor held by ICC.

            1.26 "Class 13 Interests" shall mean the Interests of the Debtor held by Entities other than ICC.

            1.27 "Committee" shall mean the Official Committee of Unsecured Creditors appointed by the Office of the United States Trustee on July 20, 2005, as reconstituted from time to time and existing as of the Confirmation Date.

            1.28 "Confirmation" shall mean the entry of the Confirmation Order on the docket of the Bankruptcy Court.

            1.29 "Confirmation Date" shall mean the date of entry of an order of the Bankruptcy Court confirming the Plan in accordance with the provisions of the Bankruptcy Code.

            1.30 "Confirmation Hearing" shall mean the hearing to confirm the Plan.

            1.31 "Confirmation Order" shall mean the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.


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            1.32 "Convenience Claims" shall mean any unsecured claims, the amount of which is $15,000 or less, or unsecured claims with an Allowed amount greater than $15,000 in which the holders thereof agree by designation on the Ballot for voting on the Plan to reduce such Claim to $15,000 and be treated as a Class 9 Claim.

            1.33 "Convenience Escrow" shall mean the escrow established by ICC in the amount of $450,000 for the purposes of making distributions to holders of Allowed Class 9 Claims.

            1.34 "Creditor" shall mean any person or entity having a Claim against the Debtor, including without limitation a Claim that arose on or before the Petition Date or a Claim against the Debtor's estate of any kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code.

            1.35 "Debtor" shall mean 14605 Incorporated (f/k/a Pharmaceutical Formulations, Inc.).

            1.36 "Debtor-Landlord Stipulation" means that certain stipulation between the Landlord and the Debtor.

            1.37 "Debtor-in-Possession" shall mean the Debtor in the capacity, and with the status and rights, conferred by sections 1107 and 1108 of the Bankruptcy Code.

            1.38 "Deficiency Claim" shall mean, with respect to a Claim that is partially secured, the amount by which the Allowed amount of such Claim exceeds the value of the property owned or held by the Debtor that collateralizes the Claim.

            1.39 "DIP Facility" shall mean that certain debtor in possession loan facility made available by CIT and evidenced by, among other things, the Ratification and Amendment Agreement dated as of July 13, 2005.

            1.40 "Disclosure Statement" shall mean the disclosure statement respecting the Plan, as approved by the Bankruptcy Court as containing adequate information in accordance with section 1125 of the Bankruptcy Code, all exhibits and annexes thereto and any amendments or modifications thereof.

            1.41 "Disputed Claim" or "Disputed [ ] Claim" shall mean any Claim, including any Administrative Claim, which has not become an Allowed Claim pursuant to the Plan or a Final Order.

            1.42 "Edison Lease" shall mean that certain nonresidential real property lease for the premises located at 460 Plainfield Avenue, Edison, New Jersey dated as of August 4, 1989 and as modified and extended on November 28, 2003, by and between Landlord and the Debtor.

            1.43 "Effective Date" shall mean the first business day following the date on which each of the conditions set forth in section 9.2 of the Plan have been satisfied or waived (if waivable).


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            1.44 "Entity" shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

            1.45 "Equipment Vendor Escrow" shall mean the Equipment Vendor Escrow Agreement dated as of September 23, 2005 by and between the Debtor and Wilmington Trust Company as escrow agent. The amount of funds deposited into the Equipment Vendor Escrow was $2,163,725.96.

            1.46 "Estate" shall mean estate of the Debtor.

            1.47 "Fee Claim" shall mean a claim under sections 328, 330(a), 503 or 1103 of the Bankruptcy Code for the compensation of a Professional for services rendered or expenses incurred in the Chapter 11 Case on or prior to the Effective Date (including expenses of the members of the Committee).

            1.48 "Fee Claim Bar Date" shall have the meaning set forth in section 2.4 of the Plan.

            1.49 "File", "Filed", or "Filing" shall mean file, filed or filing with the United States Bankruptcy Court for the District of Delaware.

            1.50 "Final CIT DIP Order" shall mean the Final Order (A) Authorizing Debtor to Obtain Post-Petition Financing and Grant Security Interests and Superpriority Administrative Expense Status Pursuant to 11 U.S.C. ss.ss. 105 and 364(c); (B) Modifying the Automatic Stay Pursuant to 11 U.S.C. ss. 362; and (C) Authorizing Debtor to Enter into Agreements with The CIT Group/Business Credit, Inc.

            1.51 "Final Order" shall mean an order entered by the Bankruptcy Court or any other court exercising jurisdiction over the subject matter and the parties, as to which (i) no appeal, certiorari proceeding or other review or rehearing has been requested or is still pending, and (ii) the time for filing a notice of appeal or petition for certiorari or further review or rehearing has expired.

            1.52 "Financing Agreements" shall have the meaning ascribed to such term in the Final CIT DIP Order.

            1.53 "GECC Escrow" shall mean the Escrow Agreement for the Resolution of Claim of General Electric Capital Corporation dated as of September 23, 2005 by and between the Debtor and Wilmington Trust Company, as escrow agent. The amount of funds deposited into the GECC Escrow was $2,547,333.74.

            1.54 "GECC Secured Claim" shall mean the Allowed Secured Claim of General Electric Corporation in respect of the rights secured by a lien on certain equipment of the Debtor arising under various agreements entered into by and between the Debtor and General Electric Capital Corporation.

            1.55 "General Unsecured Claim" shall mean an unsecured, non-priority Claim against the Debtor (other than (i) the Assumed Leiner Payables, (ii) any unsecured Claim of ICC, (iii) the ICC Chemical Unsecured Claim, (iv) any Deficiency Claim, and (v) any Insurance Claim) that is not an Administrative Claim, Priority Tax Claim, Other Priority Claim,


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Fee Claim, Convenience Claims, CIT DIP Claim, ICC DIP Claim, Intercompany Claim,
Subordinated Claim or Secured Claim.

            1.56 "Global Settlement" shall mean the settlement by and among the Debtor, ICC and the Committee as set forth in Article VI of the Plan.

            1.57 "ICC" shall mean ICC Industries, Inc.

            1.58 "ICC Cash Contribution" shall have the meaning ascribed to such term in section 7.4 of the Plan.

            1.59 "ICC Chemical" shall mean ICC Chemical Corporation, an affiliate of ICC.

            1.60 "ICC Chemical Unsecured Claim" shall mean the unsecured Claim of ICC Chemical in the amount of $7,861,196.38.

            1.61 "ICC Consideration" shall have the meaning ascribed to such term in section 6.4 under the Plan.

            1.62 "ICC DIP Advances" shall mean the additional funds ICC has loaned to the Debtor on the terms and conditions contained in the ICC DIP Loan Agreement and ICC DIP Order for the purposes more fully set forth in the budget annexed thereto.

            1.63 "ICC DIP Claims" shall mean the Allowed Claims of ICC arising from the Remaining PFI Obligations and the ICC DIP Advances.

            1.64 "ICC DIP Loan Agreement" shall mean that certain debtor-in-possession loan agreement entered into by the Debtor and ICC, dated as of November 1, 2005.

            1.65 "ICC DIP Order" shall mean the interim order dated November 1, 2005 and the final order dated January 6, 2006, pursuant to which ICC was authorized on an interim and final basis to lend additional funds to the Debtor on the terms and conditions contained in the DIP Loan Agreement.

            1.66 "ICC DIP Participations" shall mean the "Over Budget Advances," "Overformula Advances" and "Carve Out Payments," made by ICC to the Debtor under the Junior Participation Agreement in the principal amount of $4,340,000.

            1.67 "ICC Individual Release Consideration" shall have the meaning ascribed to such term in section 6.5 of the Plan.

            1.68 "ICC-Landlord Settlement Agreement" shall mean that certain settlement agreement entered into by and between ICC and the Landlord for the resolution of the Landlord Claim.

            1.69 "ICC Release Escrow" shall mean the escrow established by ICC in the amount of $700,000 to secure payment of the ICC Individual Release Consideration.


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            1.70 "Impaired" shall have the meaning ascribed to such term in section 1124 of the Bankruptcy Code.

            1.71 "Initial Distribution List" shall mean the certain list of holders of Allowed Class 10 General Unsecured Claims, which list is annexed to the Disclosure Statement as Exhibit 3, and which list shall be amended from time to time up to the Effective Date of the Plan to take into consideration Claims that were initially Disputed Claims that subsequently become Allowed Claims as of the Effective Date.

            1.72 "Insurance Claims" means Claims for insurance premiums or contributions by those certain parties listed on Exhibit 4 to the Disclosure Statement.

            1.73 "Intercompany Claim" means: (a) any account reflecting intercompany book entries by the Debtor with respect to Konsyl or Konsyl with respect to the Debtor, or (b) any Claim not reflected in such book entries that is held by the Debtor against Konsyl or held by Konsyl against the Debtor.

            1.74 "Interest" shall mean, with respect to the Debtor, any equity security therein as defined in section 101(16) of the Bankruptcy Code.

            1.75 "Junior Participation Agreement" shall mean that certain agreement entered into between ICC and CIT dated as of July 13, 2005 under which ICC purchased junior participations in the DIP Facility.

            1.76 "KERP Escrow" shall mean the Escrow Agreement for Key Employee Retention Plan dated as of September 23, 2005 by and between the Debtor and Wilmington Trust Company, as escrow agent. The amount of funds deposited into the KERP Escrow was $2,500,000.

            1.77 "Key Secured Claim" shall mean the Allowed Secured Claim of Key Equipment Finance in respect of the rights secured by a lien on certain equipment of the Debtor arising under the Master Equipment Lease Agreement dated as of March 1, 2002.

            1.78 "Konsyl" shall mean Konsyl Pharmaceuticals, Inc., a Delaware corporation and a wholly owned subsidiary of the Debtor.

            1.79 "Landlord" shall mean Plainfield Avenue Associates, L.P.

            1.80 "Landlord Claim" shall mean the Landlord's claim arising from rejection of the Edison Lease under section 502(b)(6) of the Bankruptcy Code in the approximate amount of $4,800,000.

            1.81 "Landlord Escrow" shall mean the $1,975,000 deposited into escrow by ICC on account of the Landlord Claim. The Landlord Escrow is governed exclusively by the ICC-Landlord Settlement Agreement.

            1.82 "Landlord Settlement Payment" shall mean the sum of $1,975,000 in full settlement of the Landlord Claim.

            1.83 "Leiner" shall mean Leiner Health Products L.L.C.


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            1.84 "Liens" shall mean valid and enforceable liens, mortgages, security interests, pledges, charges, encumbrances, or other legally cognizable security devices of any kind.

            1.85 "Litigation Claims" shall mean any disputed, contingent and/or unliquidated General Unsecured Claim against the Debtor as listed on Exhibit 5 to the Disclosure Statement.

            1.86 "MB Financial Secured Claim" shall mean the Allowed Secured Claim of MB Financial Bank, N.A. ("MB Financial") in respect of the rights secured by a lien on certain equipment of the Debtor arising under the Master Lease Agreement by and between the Debtor and Coach Capital, LLC dated as of June 24, 2004, and assigned to MB Financial by agreement dated as of July 14, 2004, by and with the consent of the Debtor dated as of July 7, 2004.

            1.87 "Miscellaneous Secured Claims" shall mean any and all Secured Claims, but excluding the Secured Claims of CIT, ICC, GECC, MB Financial, Key, and Buhler.

            1.88 "Net Proceeds" shall mean the cash received from the sale, transfer, or collection of Property or the conversion of such Property to cash in some other manner as contemplated in this Plan, less the reasonable, necessary and customary expenses attributable to such sale, transfer, collection or conversion, property taxes, brokerage fees and commissions, collection costs and attorneys' fees and expenses. In determining Net Proceeds, only costs or expenses related to the Property in question shall be charged against the Proceeds of such Property.

            1.89 "Other Priority Claim" shall mean any Claim against the Debtor other than an Administrative Claim, Fee Claim or Priority Tax Claim entitled to priority in payment under section 507(a) of the Bankruptcy Code.

            1.90 "Optional Release" shall have the meaning ascribed to such term in section 6.1 of the Plan.

            1.91 "Person" shall have the meaning ascribed to such term in section 101(41) of the Bankruptcy Code.

            1.92 "Petition Date" shall mean July 11, 2005, the date upon which the Debtor filed its petition under Chapter 11 of the Bankruptcy Code.

            1.93 "Plan" shall mean this Debtor's First Amended Chapter 11 Plan of Reorganization, all exhibits hereto and any amendments or modifications hereof.

            1.94 "Plan Administrator" shall mean the entity designated pursuant to the Plan Administration Agreement to act in accordance with the terms and the authority granted in the Plan Administration Agreement.

            1.95 "Plan Administration Agreement" shall mean the agreement governing, among other things, the distributions to holders of Allowed Claims required by the Plan, which shall be in the form and substance reasonably satisfactory to the Debtor, ICC, and the Committee and substantially in the form contained in the Plan Supplement.


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            1.96 "Plan Expenses" shall mean all actual and necessary costs and expenses incurred after the Effective Date in connection with the administration of the Plan, including, but not limited to, (i) the Debtor's and the Plan Administrator's costs, expenses and legal fees incurred related to filing and prosecuting objections to Claims, (ii) the Debtor's and the Plan Administrator's costs, expenses and legal fees incurred to litigate and settle the Avoidance Actions, including, but not limited to, attorneys' fees, accounting fees, expert witness fees, and all costs relating to obtaining and distributing such recoveries, (iii) all fees, costs or expenses of the Plan Administrator incurred pursuant to the Plan Administration Agreement, including, but not limited to any professionals retained by the Plan Administrator and (iv) all fees payable pursuant to section 1930 of Title 28 of the United States Code.

            1.97 "Plan Expense Reserve" has the meaning ascribed to such term in section 7.2(b) of the Plan.

            1.98 "Plan Supplement" shall mean the supplemental appendix filed with the Bankruptcy Court at least ten (10) days prior to the Confirmation Hearing that will contain, among other things, the Plan Administration Agreement and notice of the selection of the Plan Administrator.

            1.99 "Post-Confirmation Committee" shall mean that certain committee established as of the Effective Date, which shall consist of one representative of the Debtor, ICC and the Committee.

            1.100 "Priority Tax Claim" shall mean any Claim for taxes against the Debtor entitled to priority in payment pursuant to section 507(a)(8) of the Bankruptcy Code.

            1.101 "Proceeds" shall mean the cash received from the sale, transfer, or collection of Property or the conversion of such Property to cash in some other manner as contemplated in this Plan, whether received before or after the Effective Date.

            1.102 "Professional Fee Escrow" shall mean the escrow in the principal amount of $500,000 established pursuant to the Final CIT DIP Order.

            1.103 "Professionals" shall mean those Persons (i) employed pursuant to an order of the Bankruptcy Court in accordance with sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date, pursuant to sections 327, 328, 329, 330 and 331 of the Bankruptcy Code, or (ii) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

            1.104 "Property" means all property of the Debtor's estate of any nature whatsoever, real or personal, tangible or intangible, previously or now owned by the Debtor, or acquired by the Debtor's estate, as defined in section 541 of the Bankruptcy Code.

            1.105 "Pro Rata" means, as of any distribution date, with respect to any Allowed Claim in any Class, the proportion that such Allowed Claim bears to the aggregate amount of all Claims, including Disputed Claims, in such Class.

            1.106 "Protected Parties" shall have the meaning ascribed to such term in section 11.9 of the Plan.


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            1.107 "Purchase Price Escrow" shall mean the Escrow Agreement for
Post-Closing Adjustments dated as of September 23, 2005 by and between Leiner and Wilmington Trust Company. The amount of funds deposited into the Purchase Price Escrow was $4,000,000.

            1.108 "Remaining Assets" shall mean all assets of the Debtor of any nature whatsoever, including, without limitation, property of the estate pursuant to section 541 of the Bankruptcy Code, claims of right, interests and property, real and personal, tangible, and intangible, including but not limited to accounts receivable or other rights to receive Proceeds, but excluding the Claims released pursuant to this Plan and/or the Confirmation Order.

            1.109 "Remaining PFI Obligations" shall mean the obligations of the Debtor in the approximate amount of $4,140,603.41, which remain due and owing by the Debtor to ICC on account of the ICC DIP Participations made pursuant to the Junior Participation Agreement.

            1.110 "Reorganized PFI" shall mean 14605 Incorporated (f/k/a Pharmaceutical Formulations, Inc.) from and after the Effective Date.

            1.111 "Sale Order" shall mean the Order Authorizing (I) Sale of Certain of the Debtor's Assets Free and Clear of Liens, Claims Encumbrances and Interests and (II) Assumption of Certain Liabilities [Docket No. 239].

            1.112 "Schedules" shall mean the Debtor's Schedules of Assets and Liabilities Filed pursuant to Bankruptcy Rule 1007 as they may be amended from time to time.

            1.113 "Secured Claim" shall mean all or a portion of a debt existing on the Petition Date, as finally allowed and approved by the Bankruptcy Court, to the extent that such debt is not greater than the value of the assets of the Debtor securing such debt.

            1.114 "Subordinated Claims" shall have the meaning ascribed to such term in section 4.3 of the Plan.

            1.115 "Third Party Claimants" shall have the meaning ascribed to such term in section 6.1 of the Plan.

            1.116 "Unimpaired" shall mean any Claim that is not Impaired within the meaning of section 1124 of the Bankruptcy Code.

            All terms not expressly defined herein shall have the respective meanings given to such terms in section 101 of the Bankruptcy Code or as otherwise defined in applicable provisions of the Bankruptcy Code.

            Unless otherwise specified herein, any reference to an Entity as a holder of a Claim or Interest includes that Entity's successors, assigns and affiliates.

            The rules of construction set forth in section 102 of the Bankruptcy Code shall apply.


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            In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

                                  ARTICLE II.

     METHOD OF CLASSIFICATION OF CLAIMS AND INTERESTS AND GENERAL PROVISIONS

            2.1 General Rules of Classification. Generally, a Claim is classified in a particular Class for voting and distribution purposes only to the extent the Claim qualifies within the description of that Class, and is classified in another Class or Classes to the extent any remainder of the Claim qualifies within the description of such other Class or Classes. Unless otherwise provided, to the extent a Claim qualifies for inclusion in a more specifically defined Class and a more generally-defined Class, it shall be included in the more specifically defined Class.

            2.2 Administrative Claims, Priority Tax Claims, CIT DIP Claims, ICC DIP Claims and Fee Claims. Administrative Claims, Priority Tax Claims, CIT DIP Claims, ICC DIP Claims, and Fee Claims have not been classified and are excluded from the Classes set forth in Article III of the Plan in accordance with section 1123(a)(1) of the Bankruptcy Code.

            2.3 Bar Date for Administrative Claims. Unless extended by the Plan Administrator and the holder of any alleged Administrator Claim or otherwise ordered by the Bankruptcy Court, requests for payment of Administrative Claims (except for Fee Claims) must be filed and served on the Plan Administrator, its counsel, no later than twenty (20) days after the Effective Date (the "Administrative Claim Bar Date"). Any Person that is required to file and serve a request for payment of an Administrative Claim and fails to timely file and serve such request, shall be forever barred, estopped and enjoined from asserting such Claim or participating in distributions under the Plan on account thereof. Objections to requests for payment of Administrative Claims (except for Fee Claims) must be filed and served on the Plan Administrator, its counsel, and the party requesting payment of an Administrative Claim within thirty (30) days after the filing of such request for payment.

            2.4 Bar Date for Fee Claims. Unless otherwise ordered by the Bankruptcy Court, requests for payment of Fee Claims incurred through the Effective Date, must be filed and served on the Plan Administrator and its counsel no later than forty-five (45) days after the Effective Date (the "Fee Claim Bar Date"). Any Professional that is required to file and serve a request for payment of a Fee Claim and fails to timely file and serve such request, shall be forever barred, estopped and enjoined from asserting such Fee Claim or participating in distributions under the Plan on account thereof. Objections to Fee Claims must be filed and served on the Plan Administrator, its counsel, and the requesting party by twenty (20) days after the filing of the applicable request for payment of the Fee Claim.

            2.5 Intercompany Claims. On the Effective Date, all Intercompany Claims (prepetition or postpetition) shall continue to exist on the respective books and records of each company and shall not be deemed cancelled or otherwise impaired or affected in any manner whatsoever.


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            2.6 Assumed Leiner Payables. The holders of the Claims identified in the schedule annexed to the Sale Order and Exhibit 2 to the Disclosure Statement have been paid in full by Leiner. Because the Assumed Leiner Payables have been paid in full by Leiner, the Creditors listed in the schedule annexed to the Sale Order are not entitled to receive any distributions under the Plan, their Claims are deemed satisfied, they are not classified under the Plan and they are not entitled to vote to accept or reject the Plan.

CLASSIFICATION OF CLAIMS AND INTERESTS

            2.7 The following is the designation of the Classes of Claims and Interests under the Plan:

            2.8 Class 1 Claims shall consist of all Other Priority Claims.

            2.9 Class 2 Claims shall consist of all Miscellaneous Secured
Claims.

            2.10 Class 3 Claims shall consist of the Prepetition CIT Secured Claim.

            2.11 Class 4 Claims shall consist of the ICC Prepetition Secured Claim.

            2.12 Class 5 Claims shall consist of the GECC Secured Claim.

            2.13 Class 6 Claims shall consist of the MB Financial Secured Claim.

            2.14 Class 7 Claims shall consist of the Key Secured Claim.

            2.15 Class 8 Claims shall consist of the Buhler Secured Claim.

            2.16 Class 9 Claims shall consist of all Convenience Claims.

            2.17 Class 10 Claims shall consist of all General Unsecured Claims.

            2.18 Class 11 Claims shall consist of the Subordinated Claims.

            2.19 Class 12 Interests shall consist of all Class 12 Interests in the Debtor.

            2.20 Class 13 Interests shall consist of all Class 13 Interests in the Debtor.

                                  ARTICLE III.

                         TREATMENT OF UNIMPAIRED CLASSES

            3.1 Administrative Claims. Except to the extent the holder of an Allowed Administrative Claim agrees otherwise, each holder of an Allowed Administrative Claim shall be paid in respect of such Allowed Claim (a) the full amount thereof in Cash, as soon as practicable after the later of (i) the Effective Date and (ii) the date on which such Claim becomes an Allowed Claim, or upon such other terms as may be agreed upon by the holder of such Allowed Claim, or (b) such lesser amount as the holder of such Allowed Administrative Claim and the Plan Administrator might otherwise agree. The total amount of unpaid Allowed

Administrative Claims (exclusive of Fee Claims) shall subject to approval by the Bankruptcy Court.

            3.2 Priority Tax Claims. Except as provided herein, each holder of an Allowed Priority Tax Claim shall be paid in respect of such Allowed Claim either (a) the full amount thereof, without post-petition interest or penalty, in Cash, as soon as practicable after the later of (i) the Effective Date and
(ii) the date on which such Claim becomes an Allowed Claim or upon such other terms as may be agreed upon by the holder of such Allowed Claim, or (b) such lesser amount as the holder of such Allowed Priority Tax Claim and the Plan Administrator might otherwise agree.

            3.3 CIT DIP Claim. To the extent not otherwise paid prior to Confirmation, on the Effective Date, the CIT DIP Claim shall be paid in full, in Cash (including any outstanding and unpaid reasonable fees and expenses of CIT's counsel Otterbourg, Steindler, Houston & Rosen, F.C. and Richards, Layton & Finger, P.A.), in complete satisfaction of such Claim.

            3.4 ICC DIP Claims. In connection with the Global Settlement, ICC has, among other things, agreed to waive the right to receive distributions on account of the ICC DIP Claims under the Plan to the extent necessary to make the required distributions to the holders of Allowed Claims under the Plan. ICC's waiver of its right to receive such distributions under the Plan shall not constitute a release or waiver of any of ICC's other rights, claims or entitlements against the Debtor arising from the ICC DIP Claims and the ICC DIP Claims shall remain secured obligations of the Debtor in accordance with the terms of the Final CIT DIP Order, ICC DIP Order, Financing Agreements and the ICC DIP Loan Agreement.

            3.5 Fee Claims. Each holder of an Allowed Fee Claim shall receive 100% of the unpaid amount of such Allowed Fee Claim in Cash on the Effective Date or as soon as practicable after such Fee Claim becomes and Allowed Claim. The total amount of unpaid Allowed Fee Claims shall be subject to approval by the Bankruptcy Court.

            3.6 Class 1 Other Priority Claims. Each holder of an Allowed Other Priority Claim shall be paid in respect of such Allowed Claim (a) the full amount thereof in Cash, as soon as practicable after the later of (i) the Effective Date and (ii) the date on which such Claim becomes an Allowed Claim, or upon such other terms as may be agreed upon by the holder of such Allowed Claim, or (b) such lesser amount as the holder of such Allowed Other Priority Claim and the Plan Administrator might otherwise agree. The holder of a Claim in this Class is not impaired and therefore not entitled to vote.

            3.7 Class 2 Miscellaneous Secured Claims. The Debtor believes that all valid Miscellaneous Secured Claims will be paid in full prior to the Confirmation Date and that there are no other valid Allowed Claims in this Class. To the extent there are any Claims in this Class, each such Claim shall be deemed to be a separate subclass. At the option of the Plan Administrator, holders of Class 2 Claims shall receive either the return of the collateral securing such Claim or the Net Proceeds from the disposition of the collateral securing such Claim without representation. The holder of a Claim in this Class is not impaired and therefore not entitled to vote.

            3.8 Class 3 Prepetition CIT Secured Claim. CIT's prepetition Secured Claim shall be treated as an Allowed Claim in an aggregate amount equal to $14,189,000. To the extent not already paid in full prior to Confirmation, on the Effective Date or as soon as practicable thereafter, CIT's Allowed prepetition Secured Claim shall be paid in full, in Cash, in complete satisfaction of such Claim. The holder of the Claim in this Class is not impaired and therefore not entitled to vote.

            3.9 Class 4 ICC Prepetition Secured Claim. In consideration for ICC's retention of the Class 12 Interests in Reorganized PFI and the other consideration provided to ICC under the Plan, ICC has, among other things, agreed to waive the right to receive a distribution, to the extent ICC has a prepetition Secured Claim, under this Plan. ICC's waiver of its right to receive a distribution under the Plan shall not constitute a release or waiver of any of ICC's other rights, claims or entitlements against the Debtor arising from or related to the ICC Loan Documents. The holder of the Claim in this Class is not impaired and therefore not entitled to vote.

            3.10 Class 5 GECC Secured Claim. The GECC Secured Claim shall be Allowed in an aggregate amount of approximately $2,420,507.63. On the Effective Date or as soon as practicable thereafter, GECC shall be paid in full, in Cash, from the GECC Escrow in complete satisfaction of such Claim. The holder of the Claim in this Class is not impaired and therefore not entitled to vote.

            3.11 Class 6 MB Financial Secured Claim. The MB Financial Secured Claim shall be Allowed in an amount not to exceed $1,200,000. On the Effective Date or as soon as practicable thereafter, MB Financial shall be paid in full, in Cash, from the Equipment Vendor Escrow in complete satisfaction of such Claim. The holder of the Claim in this Class is not impaired and therefore not entitled to vote.

            3.12 Class 7 Key Secured Claim. The Key Secured Claim shall be Allowed in an aggregate amount of approximately $998,452.39. On the Effective Date or as soon as practicable thereafter, Key shall be paid in full, in Cash, from the Equipment Vendor Escrow in complete satisfaction of such Claim. The holder of the Claim in this Class is not impaired and therefore not entitled to vote.

            3.13 Class 8 Buhler Secured Claim. The Buhler Secured Claim shall be Allowed in an aggregate amount of approximately $1,399,524. On the Effective Date or as soon as practicable thereafter, Buhler shall be paid in full, in Cash, in complete satisfaction of such Claim. The holder of the Claim in this Class is not impaired and therefore not entitled to vote.

            3.14 Class 12 Interests. ICC shall retain all of its rights, claims and entitlements in and to the Interests in the Debtor in accordance with applicable state law. After cancellation of the Class 13 Interests, ICC shall be deemed to be the holder of 100% of the Interests in Reorganized PFI. The holder of the Interests in this Class is not impaired and therefore not entitled to vote.

            3.15 Reservation of Rights. Nothing contained herein shall be deemed to limit the right of any party-in-interest, including, without limitation, ICC, to object to any Administrative Claims (including Fee Claims), Priority Claims, Other Priority Claims and Miscellaneous Secured Claims filed in this Chapter 11 Case.

                                  ARTICLE IV.

                          TREATMENT OF IMPAIRED CLASSES

            4.1 Class 9 Convenience Claims. Convenience Claims are unsecured Claims, the amount of which is $15,000 or less, or unsecured Claims with an Allowed amount greater than $15,000 in which the holders thereof agree by designation on the Ballot for voting on the Plan to reduce such Claim to $15,000 and be treated as a Class 9 Claim. On the Effective Date or as soon as practicable thereafter, the holders of Convenience Claims shall receive 90%, in full, in Cash, in complete satisfaction of such Claims. The holders of Claims in this Class are impaired and therefore entitled to vote.

            4.2 Class 10 General Unsecured Claims. This Class consists of General Unsecured Claims. Unless otherwise agreed to by the holder of an Allowed General Unsecured Claim and the Plan Administrator, each holder of a General Unsecured Claim (exclusive of the Landlord Claim) shall be paid a Pro Rata share of the Class 10 Pool up to 40% on account of the Allowed amount of such Claim from the Class 10 Pool Escrow and the KERP Escrow (if any funds remain in the KERP Escrow after all distributions are made under the Debtor's Key Employee Retention Plan, which was approved by order dated August 8, 2005); provided, however, that in the event that within one year of the Effective Date distributions to holders of Allowed General Unsecured Claims are below 20% (without regard to the ICC Individual Release Consideration), ICC will contribute additional funds promptly after requested in writing by the Plan Administrator to ensure that holders of Allowed General Unsecured Claims receive a minimum 20% distribution on account of such Claims (without regard to the ICC Individual Release Consideration). On or before five (5) business days after the Effective Date or as soon as practicable thereafter, the Plan Administrator shall provide each holder of an Allowed General Unsecured Claim listed in the Initial Distribution List (Exhibit 3 to the Disclosure Statement) with a distribution equal to 20% of such Allowed Claim. In addition, the funds held in the Landlord Escrow shall be released to the Landlord, on the dates and in the manner contained in the ICC-Landlord Settlement Agreement, on account of the Landlord Claim. Nothing contained in this Plan or in the Disclosure Statement shall be deemed to modify, amend or otherwise effect the terms and conditions of the ICC-Landlord Settlement Agreement or the Debtor-Landlord Stipulation. The holders of Claims in this Class are impaired and therefore entitled to vote.

            4.3 Class 11 Subordinated Claims. Any unsecured Claim of ICC, its affiliates, successors and assigns and all Intercompany Claims shall been subordinated in time and right of payment to Claims in Class 10 (collectively, the "Subordinated Claims"). Holders of Allowed Subordinated Claims shall be paid, up to the Allowed amount of such Claim, any Cash remaining after payment in full of other Allowed Claims. In connection with the Global Settlement, ICC and ICC Chemical have, among other things, agreed to subordinate their right and time in payment for their Allowed Claims to the extent necessary to make the required distributions to the holders of Allowed Claims under the Plan. ICC's and ICC Chemical's agreement to subordinate their right and time to payment under the Plan shall not constitute a release or waiver of any of ICC's or ICC Chemical's rights, claims and entitlements against the Debtor arising from the unsecured Claims of ICC and the ICC Chemical Unsecured Claim, and such unsecured Claims shall remain obligations of the Debtor in accordance with the terms of the documents evidencing such Claims and applicable law. The holders of Subordinated Claims in this Class are impaired and therefore entitled to vote.

            4.4 Class 13 Interests. On the Effective Date, all Class 13 Interests shall be deemed canceled, null and void and of no force or effect. Accordingly, the holders of Class 13 Interests are deemed to reject the Plan and therefore are not entitled to vote.

                                   ARTICLE V.

                      MEANS FOR IMPLEMENTATION OF THE PLAN

            5.1 Release of Proceeds Held in Escrow. All of the funds held in the GECC Escrow, Equipment Vendor Escrow, KERP Escrow (if any, after all distributions are made under the Debtor's Key Employee Retention Plan, which was approved by order dated August 8, 2005), Class 10 Pool Escrow, ICC Release Escrow, Professional Fee Escrow and Convenience Escrow shall be released and distributed so that the distributions required to be made to the holders of Allowed Claims in Classes 1, 2, 3, 4, 5, 6, 7, 8, 9 and 10 of this Plan can be made.

            5.2 ICC Consideration under Global Settlement. The Plan will further be implemented from the ICC Consideration and the ICC Individual Release Consideration contained in the Global Settlement. On the Confirmation Date, ICC shall deposit (a) the sum of $700,000 into the Class 10 Pool Escrow to secure the payment of the amounts from the Class 10 Pool; (b) the sum of $700,000 into ICC Release Escrow to secure the payment of the ICC Individual Release Consideration; and (c) the sum of $450,000 into the Convenience Escrow to secure the payment of Allowed Claims in Class 9. In addition, on or before the Effective Date, ICC will provide the Plan Administrator the sum of $1,500,000, which the Debtor, ICC and the Committee believe should be sufficient to fund the reserves for Administrative Claims, Plan Expenses, Disputed Administrative Claims, Disputed Priority Tax Claims, Disputed Other Priority Claims, and Fee Claims as further described in Article VIII of the Plan. In the event that additional consideration is required by the Plan Administrator in order to make the distributions required to be made to holders of Allowed Claims under the Plan, the Plan Administrator shall inform ICC in writing of the need for such additional consideration, and ICC shall promptly deposit such amount with the Plan Administrator.

            5.3 Reservation of Rights and Claims of ICC. ICC's agreement to waive the right to receive distributions under the Plan shall not constitute a release or waiver of any of ICC's other rights, claims and entitlements arising from the ICC DIP Claims, the Secured Claims, and unsecured Claims it has against the Debtor, and all such Claims shall remain obligations of the Debtor.

            5.4 Retention of ICC Interests in Reorganized PFI. On the Effective Date, the Class 12 Interests shall be deemed to be 100% of the Interests in Reorganized PFI. In addition, promptly after the Effective Date, Reorganized PFI shall take all actions necessary to terminate the registration of the Debtor's common stock under the Securities Exchange Act of 1934, as amended, as of the Effective Date, including the filing of a Form 15 with the Securities and Exchange Commission and any other forms and documents necessary and appropriate in connection therewith, and the execution and delivery of such additional agreements, documents, certificates, and the taking of such other acts as may be necessary to effectuate the foregoing.

      The Debtor's Charter will be amended as of the Effective Date to the extent necessary to incorporate these provisions of the Plan and to prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code.

            5.5 Corporate Action. On the Effective Date and automatically and without further action (except as otherwise necessary pursuant to applicable non-bankruptcy law), (i) each existing member of the board of directors of the Debtor will be deemed to have resigned, (ii) the new board members shall be those identified in the Plan Supplement, and (iii) the Plan Administrator and Reorganized PFI shall be authorized and empowered to take all such actions and measures necessary to implement and administer the terms and conditions of the Plan.

            5.6 Plan Funding. On the Effective Date or as soon as practicable thereafter, the Debtor will transmit or cause to be transmitted to the Plan Administrator and the Plan Administrator will be vested with all rights, title, and interests in: (a) all of the amounts held in the GECC Escrow, Vendor Equipment Escrow, the KERP Escrow (if any, after all distributions are made under the Debtor's Key Employee Retention Plan, which was approved by order dated August 8, 2005), the Class 10 Pool Escrow, the ICC Release Escrow, the Professional Fee Escrow, and the Convenience Escrow; (b) any remaining proceeds from the sale of assets to Leiner pursuant to section 363 of the Bankruptcy Code (other than the Purchase Price Escrow, which will vest with Reorganized PFI as of the Effective Date under section 6.9 of the Plan); (c) Cash on hand; (d) contributions from ICC, including, without limitation, the ICC Consideration and the ICC Individual Release Consideration; and (e) recovery from the prosecution of Avoidance Actions as determined by the Plan Administrator. All specific estate assets mentioned in this section will vest with the Plan Administrator. All amounts remaining in the Class 10 Pool Escrow, the ICC Release Escrow, the Convenience Escrow, GECC Escrow, Vendor Equipment Escrow, Professional Fee Escrow, and KERP Escrow (if any, after all distributions are made under the Debtor's Key Employee Retention Plan, which was approved by order dated August 8, 2005) after the payment of all Allowed Claims in the Classes entitled to receive payments from such escrows under the Plan shall be promptly distributed to ICC by the Plan Administrator.

            5.7 Permitted Investments. Cash held by the Plan Administrator in any accounts or otherwise shall be invested in accordance with section 345 of the Bankruptcy Code or as otherwise permitted by a Final Order of the Bankruptcy Court or as otherwise determined by the Plan Administrator after consultation with the Post-Confirmation Committee.

            5.8 Plan Administrator. On or before the Effective Date, the Committee, with the consent of the Debtor and ICC, shall appoint one Plan Administrator to serve as such pursuant to a Plan Administration Agreement, (the "Plan Administration Agreement") to be attached as an exhibit to the Plan Supplement. The Plan Administrator shall administer the Plan subject to the foregoing duties and powers, which shall include the following:

                  (a) To prosecute, compromise or settle objections to Claims and/or Interests (disputed or otherwise) and to make or direct that distributions be made to holders of Allowed Claims;

                  (b) To make decisions regarding the retention or engagement of Professionals and to pay, without court order, all reasonable fees and expenses incurred after the Effective Date;

                  (c) To make or direct distributions to holders of Allowed Claims and to otherwise implement and administer the Plan;

                  (d) To pursue, litigate or settle the Avoidance Actions provided, however, that neither the Plan Administrator nor any other Person shall have the power to pursue, litigate or settle Avoidance Actions against the Landlord or any Person who holds a Claim that (i) is identified in the Schedule annexed to the Sale Order and has been paid in full by Leiner; (ii) has not disputed the scheduled amount of such Claim; (iii) is Allowed and who complies with Section 5.2 hereof and receives the ICC Individual Release Consideration; or (iv) is a Convenience Claim that is paid pursuant to Section 4.1 hereof;(2) and to enforce the terms of the Global Settlement with ICC in accordance with the Plan and pay all associated costs;

                  (e) To file with the Bankruptcy Court the reports and other documents and to pay any and all fees required by the Plan or otherwise required to close the Chapter 11 Case, including the preparation and filing of a motion for a final decree;

                  (f) To set off amounts owed to the Debtor against any and all amounts otherwise due to be distributed to the holder of an Allowed Claim under the Plan; and

                  (g) To take all other actions not inconsistent with the provisions of the Plan deemed necessary or desirable in connection with administering the Plan.

            5.9 Revesting. Except as otherwise provided for in the Plan or the Confirmation Order, on the Effective Date, without any further action, Reorganized PFI will be vested with all of the property of the Debtor's Estate including, without limitation, 100% of the capital stock of Konsyl and the interest in the Purchase Price Escrow (but specifically excluding the particular property described in section 5.6(a)-(e) of the Plan), free and clear of all Claims, Liens and Interests, and shall have all of the powers of a corporation under applicable law. As of the Effective Date, Reorganized PFI may operate its business and use, acquire and dispose of property and settle and compromise claims or interests without the supervision of the Bankruptcy Court or Plan Administrator, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

----------
(2) The provisions of this Section shall conspicuously be set forth in any demand letter or accompany any complaint transmitted in connection with any preference claim asserted by or on behalf of the Plan Administrator.

                                  ARTICLE VI.

                           GLOBAL SETTLEMENT BETWEEN DEBTOR, ICC AND COMMITTEE

            6.1 Application for Approval of Settlement. Pursuant to section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019, the Plan constitutes an application for approval of a compromise and settlement of any and all claims, suits and causes of action of (a) the Debtors, the Estate and anyone claiming a right in a derivative capacity on their behalf (the "Debtor Claimants"); and (b) any holder of a Claim classified under "Class 10 General Unsecured Claims" (other than the Landlord and the holders of the Litigation Claims) who submit a Ballot consenting to release the parties identified below (the "Optional Release") by checking the appropriate box on the Ballot(3) (the "Third Party Claimants" and, together with the Debtor Claimants, the "Releasors") against ICC and ICC Chemical and each of their present and former direct and indirect subsidiaries, affiliates, shareholders, members, partners and interest holders, and each of their present and former directors, officers, employees, representatives, agents, attorneys, advisors, successors and assigns (collectively, the "Released Parties").

            6.2 General Release. On the Effective Date, the Releasors hereby unconditionally and irrevocably release the Released Parties from any and all direct, indirect or derivative claims, obligations, suits, judgments, damages, rights, causes of action, liabilities, claims or rights of contribution and indemnification, and all other controversies of every type, kind, nature, description or character whatsoever, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part upon any act or omission, transaction, event or other occurrence taking place from the beginning of the world to the Effective Date arising from or relating in any way, directly or indirectly, to the Debtor, its assets, operations or liabilities, the Chapter 11 Case, the Plan, or the Disclosure Statement; provided however, that the Releasors shall not be deemed to have released any rights to enforce the terms of the Plan or their rights to distributions thereunder. BY RETURNING A BALLOT AND CHECKING THE BOX FOR THE OPTIONAL RELEASE, THE RELEASORS CONSENT TO AND GRANT THIS RELEASE AND ACKNOWLEDGE THAT THEY MAY HAVE CLAIMS OR LOSSES OF WHICH THEY ARE NOT CURRENTLY AWARE, OR THEY MAY HAVE UNDERESTIMATED. The consideration for the releases was given in part in exchange for the release of such claims. The Releasors hereby waive any rights or benefits under California Civil Code Section 1542, which provides that:

                  A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with debtor and any rights or benefits under similar laws. The Confirmation Order shall specifically provide for the foregoing releases.

----------
(3) As noted more fully in the Disclosure Statement neither the Landlord nor the holders of the Litigation Claims, is eligible to receive the ICC Individual Release Consideration for granting the Optional Release. Therefore, the holders of such Claims shall not be deemed to have granted the Optional Release even if any such holder submits a Ballot and checks the box for the Optional Release.

            6.3 Injunction. On the Effective Date, the Releasors shall be permanently enjoined from commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind, asserting any setoff, right of subrogation, contribution, indemnification or recoupment of any kind, directly or indirectly, or proceeding in any manner in any place inconsistent with the releases granted to the Released Parties pursuant to the Plan. The Confirmation Order shall specifically provide for such injunction.

            6.4 Release Consideration. The consideration ICC shall provide, or has provided, in exchange for the releases described in the Plan and the retention of 100% of the Class 12 Interests in Reorganized PFI includes the following (collectively, the "ICC Consideration"):

                  (a) To the extent necessary to make distributions in accordance with the Plan to the holders of Allowed Claims in Classes 9 and 10, ICC acknowledges and agrees that any unsecured Claim it may assert shall be subordinated in time and right of payment to General Unsecured Claims in Class 10;

                  (b) To the extent necessary to make distributions in accordance with the Plan to the holders of Allowed Claims in Classes 9 and 10, ICC shall waive the right to receive any distribution on account of (i) the Remaining PFI Obligations; (ii) the ICC DIP Claims; and (iii) the ICC Prepetition Secured Claim;

                  (c) ICC shall contribute Cash in an amount necessary to ensure that the holders of Allowed Administrative, Priority Tax and Fee Claims and Allowed Claims in Classes 1, 9 and 10 receive the distributions required under the Plan (the "ICC Cash Contribution");

                  (d) ICC shall continue to provide debtor-in-possession financing under the terms of the ICC DIP Loan Agreement in an amount as set forth in a budget to be agreed to by the Debtor, ICC and the Committee;

                  (e) ICC shall assume responsibility for and pay in full (i) all Insurance Claims; and (ii) all Deficiency Claims; and

                  (f) ICC shall assume responsibility for the payment of any Claims against the Debtor arising from medical claims paid by the Debtor's insurance carrier on behalf of the Debtor's former employees in excess of the premiums collected by such carrier from such employees who are covered under COBRA. Notwithstanding the foregoing, the Debtor and ICC reserve all of their rights and defenses under COBRA with respect to such covered employees.

            6.5 Additional Distribution to Unsecured Creditors. In exchange for the Optional Release, ICC shall provide each holder of a General Unsecured Claim in Class 10 (other than the Landlord and the holders of the Litigation Claims) with an additional distribution equal to 40% of the amount of the Allowed Claim in addition to any distribution received pursuant to the treatment accorded such Allowed General Unsecured Claims under the Plan, provided that each such holder checks the box on the Ballot consenting to the Optional Release (the "ICC Individual Release Consideration").

            6.6 Retained Interests and Assets. In partial exchange for the ICC Consideration, ICC shall be entitled to retain all of the Class 12 Interests in the Debtor and such

Interests shall survive, continue in existence in full force and effect and shall constitute 100% of the Interests in Reorganized PFI after the Effective Date. In addition, on the Effective Date, Reorganized PFI shall immediately be vested with all right and title in 100% of the capital stock of Konsyl.

            6.7 No Admissions. The releases and injunctions granted in favor of the Released Parties are integral parts of the settlement and are necessary to confirm the Plan. The ICC Individual Release Consideration constitutes the consideration for the releases from the Third Party Claimants. Because all elements of the ICC Consideration will result in distributions to creditors of the Debtor, the entire ICC Consideration constitutes the consideration for the releases from the Debtor Claimants. The fact that ICC is providing the ICC Consideration and the ICC Individual Release Consideration in return for the releases shall not be construed as an admission or evidence the Releasors have valid claims against ICC or any of the other Released Parties.

                                  ARTICLE VII.

                          DISTRIBUTIONS UNDER THE PLAN.

            7.1 Distributions for Claims Allowed as of the Effective Date. Except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims that are Allowed Claims as of the Effective Date shall be made on the Effective Date or as soon thereafter as is practicable. Any distribution to be made on the Effective Date pursuant to this Plan shall be deemed as having been made on the Effective Date if such distribution is made on the Effective Date or as soon thereafter as is practicable. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day.

            7.2 Reserve Accounts. On or before the Effective Date, the Plan Administrator will establish and maintain the following reserve accounts:

                  (a) Reserve for Administrative Claims. A reserve (the "Administrative Claims Reserve") for Administrative Claims that may be asserted prior to or on the Administrative Claims Bar Date;

                  (b) Reserve for Plan Expenses. A reserve in an amount equal to the estimated Plan Expenses (the "Plan Expense Reserve"), which upon the closing of the Chapter 11 Case, the remainder, if any, will be released and distributed to ICC; and

                  (c) Reserve for Fee Claims. A reserve for payment of estimated unpaid Fee Claims in an amount equal to the amount that the Debtor, ICC and the Committee anticipate will be incurred for fees and expenses by Professionals retained in the Chapter 11 Case up to and including the Effective Date, and the balance of such Cash, if any, remaining after all Fee Claims have been resolved and paid, shall be released and distributed to ICC.

            7.3 Reserves for Disputed Administrative, Priority Tax and Other Priority Claims. On or before the Effective Date, the Plan Administrator shall establish and maintain a reserve in an amount equal to all Disputed Administrative Claims, Disputed Priority Tax Claims and Disputed Other Priority Claims in an amount equal to what would be distributed to holders of Disputed Administrative, Disputed Priority Tax, and Disputed Other Priority Claims if their Disputed Claims have been deemed Allowed Claims on the Effective Date or on the Administrative Claims Bar Date or such other amount as may be approved by the Bankruptcy Court upon motion of the Plan Administrator. With respect to such Disputed Claims, if, when, and to the extent any such Disputed Claim becomes an Allowed Claim by Final Order, the relevant portion of the Cash held in reserve therefor shall be distributed by the Plan Administrator to the Claimant in a manner consistent with distributions to similarly situated Allowed Claims. The balance of such Cash, if any, remaining after all Disputed Administrative, Disputed Priority Tax, and Disputed Other Priority Claims have been resolved, shall be released and distributed to ICC. No payments or distributions shall be made with respect to a Claim which is a Disputed Claim pending the resolution of the dispute by Final Order.

            7.4 Reserves for Disputed Class 10 General Unsecured Claims. On or before the Effective Date, the Plan Administrator shall establish and maintain a reserve for all Disputed Class 10 General Unsecured Claims. For purposes of establishing a reserve for Disputed Class 10 General Unsecured Claims, Cash will be set aside on or before the Effective Date equal to the amount that would have been distributed to the holders of Disputed Class 10 General Unsecured Claims had their Disputed Claims been deemed Allowed Claims on the Effective Date or such other amount as may be approved by the Bankruptcy Court. With respect to such Disputed Claims, if, when, and to the extent any such Disputed Claim becomes an Allowed Claim by Final Order, the relevant portion of the Cash held in reserve therefor shall be distributed by the Plan Administrator to the Claimant in a manner consistent with distributions to similarly situated Allowed Claims. The balance of such Cash, if any, shall be distributed in accordance with the provisions of the Plan.

            7.5 Claims Objection Deadline. Objections to Claims shall be filed and served upon each affected Creditor no later than ninety (90) days after the Effective Date, provided however, that this deadline may be extended by the Bankruptcy Court upon motion of the Plan Administrator, with or without notice or hearing. Notwithstanding the foregoing, unless an order of the Bankruptcy Court specifically provides for a later date, any proof of, or other assertion of a, Claim filed after the Confirmation Date shall be automatically disallowed as a late filed Claim, without any action by the Plan Administrator, unless and until the party filing such Claim obtains the written consent of the Plan Administrator or obtains an order of the Bankruptcy Court upon notice to the Plan Administrator that permits the late filing of the Claim, and the holder of such disallowed Claim shall be forever barred from asserting such Claim against the Debtor, the Estate or Property, Reorganized PFI or its property. In the event any proof of claim is permitted to be filed after the Confirmation Date pursuant to an order of the Bankruptcy Court, the Plan Administrator shall have sixty (60) days from the filing of such proof of claim or order to object to such Claim, which deadline may be extended by the Bankruptcy Court upon motion of the Plan Administrator with or without notice or a hearing.

            7.6 Settlement of Disputed Claims. Objections to Claims may be litigated to judgment or withdrawn, and may be settled with the approval of the Bankruptcy Court, except to the extent such approval is not necessary as provided in this section. After the Effective Date, and subject to the terms of this Plan, the Plan Administrator may settle any Disputed Claim where the amount to be settled or compromised is $75,000 or less without providing any notice or obtaining an order from the Bankruptcy Court. All proposed settlements of Disputed Claims where the amount to be settled or compromised exceeds $75,000 shall be subject to the approval of the Bankruptcy Court after notice and an opportunity for a hearing.

            7.7 Unclaimed Property. If any distribution remains unclaimed for a period of ninety (90) days after it has been delivered (or attempted to be delivered) in accordance with the Plan to the holder of an Allowed Claim or Interest entitled thereto, such unclaimed property shall be forfeited by such holder, whereupon all right, title and interest in and to the unclaimed property shall be held in reserve by the Plan Administrator to be distributed Pro Rata to holders of Claims in accordance with this Plan.

            7.8 Release of Liens. Except as otherwise provided in the Plan or in any contract, instrument or other agreement or document created in connection with the Plan, on the Effective Date, all mortgages, deeds of trust, liens or other security interests against the property of the Debtor's estate shall be released, and all the right, title and interest of any holder of such mortgages, deeds of trust, liens or other security interests shall revert to Reorganized PFI and its successors and assigns.

            7.9 Rights of Actions. On the Effective Date, the Plan Administrator shall be vested with the Avoidance Actions against any Person or Entity, with the exception of all claims released pursuant to the Plan and Confirmation Order. The Plan Administrator may pursue, settle or release all retained Avoidance Actions, as appropriate, in accordance with the best interest of and for the benefit of the holders of Allowed Claims.

            7.10 Withholding Taxes. Any federal, state, or local withholding taxes or other amounts required to be withheld under applicable law shall be deducted from distributions hereunder. All Persons holding Claims shall be required to provide any information necessary to effect the withholding of such taxes.

            7.11 Fractional Cents. Any other provision of this Plan to the contrary notwithstanding, no payment of fractions of cents will be made. Whenever any payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding down of such fraction to the nearest whole cent.

            7.12 Payments of Less than Ten Dollars. If a cash payment otherwise provided for by this Plan with respect to an Allowed Claim would be less than ten ($10.00) dollars (whether in the aggregate or on any payment date provided in this Plan), notwithstanding any contrary provision of this Plan, the Plan Administrator shall not be required to make such payment and such funds shall be otherwise distributed to holders of Allowed Claims in accordance with the Plan.

                                 ARTICLE VIII.

                    UNEXPIRED LEASES AND EXECUTORY CONTRACTS

            8.1 Rejection of All Agreements. Any and all pre-petition leases or executory contracts not previously rejected by the Debtor, unless specifically assumed pursuant to orders of the Bankruptcy Court prior to the Confirmation Date or the subject of a motion to assume or assume and assign pending on the Confirmation Date, shall be deemed rejected by the Debtor effective as of the Confirmation Date, but subject to the occurrence of the Effective Date.

            8.2 Claims for Damages. All proofs of claim with respect to Claims arising from the rejection of executory contracts or leases shall, unless another order of the Bankruptcy

Court provides for an earlier date, be filed with the Bankruptcy Court within thirty (30) days after the mailing of notice of entry of the Confirmation Order. All proofs of claim with respect to Claims arising from the rejection of executory contracts shall be treated as Class 10 General Unsecured Claims for purposes of a distribution pursuant to the Plan, unless and until the Person or Entity asserting such Claim obtains an order of the Bankruptcy Court upon notice to the Debtor, that allows the Claims in another Class under the Plan. Unless otherwise permitted by Final Order, any proof of claim that is not filed before the Confirmation Hearing (other than those Claims arising from the rejection of executory contracts or leases which may be filed within thirty (30) days after mailing of the notice of entry of Confirmation Order as set forth above) shall automatically be disallowed as a late filed Claim, without any action by the Plan Administrator, and the holder of such Claim shall be forever barred from asserting such Claim against the Debtor, the Estate, the Reorganized PFI or property of Reorganized PFI.

                                  ARTICLE IX.

                  CONDITIONS TO CONFIRMATION AND EFFECTIVE DATE

            9.1 Conditions to Confirmation of the Plan. The Plan shall not be confirmed unless and until the following conditions have been satisfied in full or waived by the Debtor, ICC and the Committee:

                  (a) The Confirmation Order shall be in form and substance satisfactory to the Debtor, ICC and the Committee, which Confirmation Order shall approve all provisions, terms and conditions of the Plan (including, without limitation, the Global Settlement); and

                  (b) No amendments, modifications, supplements or alterations shall have been made to the Plan or any document delivered in connection therewith, without the express written consent of the Debtor, ICC and the Committee (which consent may be granted, withheld, or conditioned in the Debtor's, ICC's and the Committee's sole discretion).

            9.2 Conditions to Effectiveness of the Plan. The Plan shall not become effective unless and until each of the following conditions has been satisfied or waived:

                  (a) The Bankruptcy Court shall have entered the Confirmation Order by February 24, 2006 and such Order shall be in form and substance satisfactory to the Debtor, ICC and the Committee;

                  (b) All reserve accounts described in Article VIII have been adequately funded;

                  (c) The Confirmation Order shall have become a Final Order.

            9.3 Effect of Failure of Condition. In the event that the conditions specified above have not occurred on or before sixty (60) days after the Confirmation Date, the Confirmation Order may be vacated upon order of the Bankruptcy Court after motion made by the Debtor or any party in interest and an opportunity for parties in interest to be heard.

                                   ARTICLE X.

                            RETENTION OF JURISDICTION

            10.1 Following the Confirmation Date and until such time as all payments and distributions required to be made and all other obligations required to be performed under this Plan have been made and performed by the Plan Administrator and the Debtor, as the case may be, the Bankruptcy Court shall retain jurisdiction as is legally permissible, including, without limitation, for the following purposes:

                  (a) Claims. To determine the allowance, classification, or priority of Claims against the Debtor upon objection by the Debtor, or any other party in interest;

                  (b) Injunction, etc. To issue injunctions or take such other actions or make such other orders as may be necessary or appropriate to restrain interference with the Plan or its execution or implementation by any Person, to construe and to take any other action to enforce and execute the Plan, the Confirmation Order, or any other order of the Bankruptcy Court, to issue such orders as may be necessary for the implementation, execution, performance and consummation of the Plan and all matters referred to herein, and to determine all matters that may be pending before the Bankruptcy Court in the Chapter 11 Case on or before the Effective Date with respect to any Person or Entity;

                  (c) Professional Fees. To determine any and all applications for allowance of compensation and expense reimbursement of Professionals for periods before the Effective Date, as provided for in the Plan;

                  (d) Certain Priority Claims. To determine the allowance and classification of any Priority Tax Claims, Other Priority Claims, Administrative Claims or any request for payment of an Administrative Claim;

                  (e) Dispute Resolution. To resolve any dispute arising under or related to the implementation, execution, consummation or interpretation of the Plan and/or Confirmation Order and the making of distributions hereunder and thereunder, including, without limitation, any dispute concerning the Asset Purchase and Sale Agreement;

                  (f) Executory Contracts and Unexpired Leases. To determine any and all motions for the rejection, assumption, or assignment of executory contracts or unexpired leases, and to determine the allowance of any Claims resulting from the rejection of executory contracts and unexpired leases;

                  (g) Actions. To determine all applications, motions, adversary proceedings, contested matters, actions, and any other litigated matters instituted in the Chapter 11 Case by or on behalf of the Debtor or the Plan Administrator, including, but not limited to, the Avoidance Actions commenced by the Debtor or to be commenced by the Plan Administrator, and any remands;

                  (h) General Matters. To determine such other matters, and for such other purposes, as may be provided in the Confirmation Order or as may be authorized under provisions of the Bankruptcy Code;

                  (i) Plan Modification. To modify the Plan under section 1127 of the Bankruptcy Code, remedy any defect, cure any omission, or reconcile any inconsistency in the Plan or the Confirmation Order so as to carry out its intent and purposes;

                  (j) Aid Consummation. To issue such orders in aid of consummation of the Plan and the Confirmation Order notwithstanding any otherwise applicable non-bankruptcy law, with respect to any Person or Entity, to the full extent authorized by the Bankruptcy Code;

                  (k) Protect Property. To protect the Property of the Debtor and Reorganized PFI from adverse Claims or interference inconsistent with this Plan, including to hear actions to quiet or otherwise clear title to such property based upon the terms and provisions of this Plan or to determine a purchaser's exclusive ownership of claims and causes of actions retained under this Plan;

                  (l) Abandonment of Property. To hear and determine matters pertaining to abandonment of Property of the Estate;

                  (m) Implementation of Confirmation Order. To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated; and

                  (n) Final Order. To enter a final order closing the Chapter 11 Case.

                                  ARTICLE XI.

                            MISCELLANEOUS PROVISIONS

            11.1 Pre-Confirmation Modification. On notice to and opportunity to be heard by the United States Trustee, the Plan may be altered, amended or modified by the Debtor before the Confirmation Date as provided in section 1127 of the Bankruptcy Code; provided, however, that any such amendment or modification of the Plan must be approved in writing by ICC and the Committee.

            11.2 Post-Confirmation Immaterial Modification. With the approval of the Bankruptcy Court and on notice to and an opportunity to be heard by the United States Trustee and without notice to holders of Claims and Interests, the Plan Administrator, may, insofar as it does not materially and adversely affect the interest of holders of Claims, correct any defect, omission or inconsistency in the Plan in such manner and to such extent as may be necessary to expedite consummation of this Plan; provided, however, that any such amendment or modification of the Plan must be approved in writing by ICC.

            11.3 Post-Confirmation Material Modification. On notice to and an opportunity to be heard by the United States Trustee, the Plan may be altered or amended after the Confirmation Date by the Plan Administrator in a manner which, in the opinion of the Bankruptcy Court, materially and adversely affects holders of Claims, provided that such alteration or modification is made after a hearing and otherwise meets the requirements of section 1127 of the Bankruptcy Code; provided, however, that any such amendment or modification of the Plan must be approved in writing by ICC.

            11.4 Withdrawal or Revocation of the Plan. The Debtor reserves the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtor revokes or withdraws the Plan, then the Plan shall be deemed null and void.

            11.5 Payment of Statutory Fees. All fees payable pursuant to section 1930 of Title 28 of the United States Code shall be paid on the Effective Date (if due) or by the Plan Administrator when otherwise due out of the reserve set aside on the Effective Date by the Plan Administrator to fund Plan Expenses.

            11.6 Successors and Assigns. The rights, benefits and obligations of any Person or Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, the heirs, executors, administrators, successors and/or assigns of such Person or Entities.

            11.7 Exculpation. On the Effective Date, (a) the Debtor, and its respective present and former officers, directors, employees, representatives, members, partners, counsel and other agents, successors and assigns (solely in their capacities as partners, members, officers, directors, employees, representatives, counsel and other agents of any of the Debtor), (b) the Committee, the members of the Committee in their representative capacity and any such parties' respective present or former advisors, attorneys, consultants an agents, and (c) ICC and its affiliates and their respective present an former officers, directors, employees, representatives, shareholders, members, partners, counsel and other agents, successors and assigns (solely in their capacities as shareholders, partners, members, officers, directors, employees, representatives, counsel and other agents), and any present or former advisors and attorneys, shall be deemed released by each of them against the other, and by all holders of Claims or Interests, of and from any claims, obligations, rights, causes of action and liabilities for any act or omission occurring solely during the period from the Petition Date through the Effective Date, the Chapter 11 Case, including, without limiting the generality of the foregoing, any act or omission occurring solely in connection with all postpetition sales of Property, the Disclosure Statement, the pursuit of approval of the Disclosure Statement, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions which constitute willful misconduct or gross negligence, and all such Persons, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan and under the Bankruptcy Code.

            11.8 Discharge. Except as otherwise provided for in the Plan or in the Confirmation Order, in accordance with section 1141(d) of the Bankruptcy Code, entry of the Confirmation Order acts as a discharge effective as of the Effective Date of all debts, Claims against, Liens on, and Interests in the Debtor, its assets and properties, which debts, Claims, Liens and Interests arose at any time before the entry of the Confirmation Order. The discharge of the Debtor shall be effective as to each Claim and Interest, regardless of whether a proof of Claim or Interest was filed or whether the Claim or Interest was Allowed or whether the holder of the Claim or Interest votes to accept the Plan. On the Effective Date, as to each and every discharged Claim and Interest, any holder of such Claim or Interest shall be precluded from asserting such Claim or Interest against the Debtor or Reorganized PFI or their assets or properties.

            11.9 Injunction. On and after the Confirmation Date, all Persons or Entities who have held, hold or may hold Claims against or Interests in the Debtor are, with respect to any such Claims or Interests, permanently enjoined from and after the Confirmation Date from: (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against the Debtor or Reorganized PFI or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons or Entities and all of their respective present and former subsidiaries, affiliates, directors, agents, employees, and representatives and their successors and assigns, or any property of any of the foregoing (collectively, the "Protected Parties"); (b) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means whether directly or indirectly, of any judgment, award, decree or order; (c) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against any of the Protected Parties; (d) asserting any right of setoff, subrogation, or recoupment of any kind, directly or indirectly, against any obligation due by any of the Protected Parties; and (e) taking any actions in any place and in any manner whatsoever that do not conform to or comply with the provisions of the Plan.

            11.10 Dissolution of Committee. On the Effective Date, the Committee shall dissolve and all members shall be released and discharged from their duties and responsibilities as members of the Committee in connection with the Chapter 11 Case, the Disclosure Statement, and the Plan and its implementation, except with respect to any appeal of an order in the Chapter 11 case and applications for Professionals' fees.

            11.11 Post-Confirmation Committee. On the Effective Date, the Post-Confirmation Committee shall come into existence for the purposes more fully set forth in the Plan Administration Agreement. The members of the Post Confirmation Committee shall not be entitled to any fees or expenses under the Plan.

            11.12 Preservation of Insurance. This Plan shall not diminish or impair the enforceability of any insurance policy that may cover Claims against the Debtor (including, without limitation, its officers or directors) or any other person or entity. The insurance policies maintained by the Debtor shall be maintained as an expense of the Plan Administrator until the later of (a) expiration of such policies or (b) such later dates as the Plan Administrator may deem appropriate.

            11.13 Cramdown. To the extent any Impaired Class of Claims entitled to vote on the Plan votes to reject the Plan, the Debtor reserves the right to request confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to such Class(es).

            11.14 Governing Law. Except to the extent that the Bankruptcy Code is applicable, the rights and obligations arising under this Plan shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

            11.15 Notices. Any notice required or permitted to be provided under the Plan shall be in writing and served by either (a) certified mail, return receipt requested, postage prepaid, (b) hand delivery or (c) reputable overnight courier service, freight prepaid, to be addressed as follows:

If to the Debtor:

                                   14605 Incorporated
                                   (f/k/a Pharmaceutical Formulations, Inc.)
                                   197 Route 18 South
                                   Suite 3000
                                   East Brunswick, NJ 08816
                                   Attention:  Mr. James Ingram

with a copy to:
                                   Young Conaway Stargatt & Taylor, LLP
                                   The Brandywine Building
                                   1000 West Street, 17th Floor
                                   P.O. Box 391 Wilmington, DE 19899-0391
                                   Attention: Michael Nestor, Esquire

If to Reorganized PFI:
                                   Reorganized PFI
                                   c/o ICC Industries, Inc.
                                   460 Park Avenue
                                   New York, NY  10022
                                   Attn:  Paul Falick, Esquire

with a copy to:
                                   Brown Raysman Millstein Felder & Steiner, LLP 900 Third Avenue
                                   New York, NY 10022
                                   Attn:  Gerard S. Catalanello, Esquire

If to the Committee:
                                   Winston & Strawn LLP
                                   200 Park Avenue
                                   New York, NY 10166
                                   Attn:   David Neier, Esquire

            11.16 Saturday, Sunday or Legal Holiday. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

            11.17 Section 1146 Exemption. Pursuant to Bankruptcy Code section 1146(c): (a) the issuance, transfer, or exchange of notes of equity securities under the Plan; (b) the creation of any mortgage, deed of trust, lien, pledge, or other security interest; (c) the making or assignment of any contract, lease or sublease; or
(d) the making or delivery of any deed or other instrument of transfer under, in the furtherance of, or in connection with, the Plan, including, without limitation, any merger agreements; agreements of consolidation, restructuring, disposition, liquidation, or dissolution; deeds; bills of sale; or transfers of tangible property will not be subject to any stamp tax, or other similar tax or any tax held to be a stamp tax or other similar tax by applicable law.

            11.18 Severability. Other than with respect to the terms and provisions of the Global Settlement, if any term or provision of the Plan is held by the Bankruptcy Court prior to or at the time of Confirmation to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as so altered or interpreted. In the event of any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan may, at the Debtor's option remain in full force and effect and not be deemed affected. However, the Debtor reserves the right not to proceed to Confirmation or consummation of the Plan if any such ruling occurs. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

            11.19 Headings. The headings used in this Plan are inserted for convenience only and neither constitutes a portion of the Plan nor in any manner affect the provisions of the Plan.

                                  ARTICLE XII.

                              CONFIRMATION REQUEST

            12.1 The Debtor hereby requests confirmation of the Plan pursuant to sections 1129(a) and (b) of the Bankruptcy Code.

DATED: January 12, 2006

                                       Respectfully submitted,

                                       14605 Incorporated
                                       (f/k/a Pharmaceutical Formulations, Inc.)

                                       By:    /s/ James C. Ingram
                                              ----------------------------------
                                       Name:  James C. Ingram
                                              ----------------------------------
                                       Title: Chief Executive Officer
                                              ----------------------------------